Exhibit 99.1

CVR REFINING REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS

Company Increases 2013 Distribution Guidance

•      Full year 2013 distribution guidance increased from $4.72 per common unit to $5.50-$6.50 per common unit

•      Full first quarter 2013 distribution guidance increased from $1.21 per common unit to $1.30-$1.55 per common unit

•      Midpoint of new guidance represents a distribution yield of 20 percent based on the March 8, 2013 closing price of $29.86 per common unit

•      Midpoint of new guidance represents a distribution yield of 24 percent based on the IPO common unit price of $25.00 compared to a distribution yield of 19 percent based on previous guidance

•      2012 full year adjusted EBITDA was $1.176 billion compared to adjusted EBITDA of $577.3 million for 2011

SUGAR LAND, Texas (March 12, 2013) — CVR Refining, LP (NYSE: CVRR), a refiner and marketer of petroleum fuels, today announced full year 2012 net income of $595.3 million on net sales of $8,281.7 million, compared to $480.3 million of net income on net sales of $4,752.8 million for full year 2011. Adjusted EBITDA for 2012 was $1,176.2 million compared to adjusted EBITDA of $577.3 million for the previous year.

Fourth quarter 2012 net income was $54.6 million on net sales of $1,816.2 million, compared to a net income of $77.5 million on net sales of $979.5 million for the 2011 fourth quarter. Adjusted EBITDA, a non-GAAP financial measure, was $196.2 million for the fourth quarter of 2012 compared to adjusted EBITDA of $44.3 million in the fourth quarter of 2011. Major factors influencing 2012 fourth quarter adjusted EBITDA include a major scheduled turnaround expense of $89.1 million, an unrealized gain on derivatives of $48.9 million, a loss on extinguishment of debt of $37.5 million, and an unfavorable impact from first-in, first-out (FIFO) accounting of $12.9 million. Adjusted EBITDA for the fourth quarter 2012 was negatively impacted by the downtime associated with the Wynnewood refinery turnaround. Adjusted EBITDA for the fourth quarter 2011 was negatively impacted by the downtime associated with the Coffeyville refinery turnaround.

Operating income for the fourth quarter 2012 was $120.4 million, up from an operating loss of $11.8 million in the same quarter of 2011. Full year 2012 operating income was $993.9 million, up from $456.7 million for the full year 2011.

“We are pleased to issue fourth quarter and full year 2012 earnings as CVR Refining, LP,” said Jack Lipinski, chief executive officer, “having begun trading on the New York Stock Exchange Jan. 17 with the initial public offering closing on Jan. 23.

“Our 2012 results were driven by strong crack spreads, access to price-advantaged crudes and high operating throughputs, particularly at the Coffeyville refinery,” Lipinski said. “Also in 2012, our crude gathering business achieved another milestone with an average of 50,000 barrels per day gathered during the quarter and an average of 46,000 barrels per day gathered for the year.”

Petroleum Operations

Fourth quarter 2012 throughput of crude oil and all other feedstocks and blendstocks, which was impacted by a major scheduled turnaround at the Wynnewood refinery, totaled 162,603 barrels per day (bpd), compared to 97,630 bpd for the same period in 2011. Crude oil throughput for the fourth quarter 2012 averaged 147,815 bpd compared to 93,705 bpd for the same period in 2011. The acquisition of the Wynnewood refinery closed on Dec. 15, 2011, and was included in the company’s results on and after that date.

Refining margin adjusted for FIFO impact per crude oil throughput barrel, a non-GAAP financial measure, was $25.93 in the fourth quarter 2012 compared to $11.05 during the same period in 2011. Gross profit per crude oil throughput barrel was $10.23 in the fourth quarter 2012, as compared to 90 cents for the 2011 fourth quarter. Direct operating expenses, including major scheduled turnaround expenses, per barrel sold, exclusive of depreciation and amortization, for the fourth quarter 2012 was $11.29, down from $12.53 in the fourth quarter 2011.

Coffeyville Refinery

The Coffeyville refinery reported fourth quarter 2012 gross profit of $238.4 million, compared to $9.4 million of gross profit for the fourth quarter of 2011. Fourth quarter 2012 crude oil throughput totaled 124,570 bpd, compared to 81,474 bpd in the fourth quarter of 2011. Refining margin adjusted for FIFO impact per crude oil throughput barrel for the fourth quarter of 2012 was $28.08, compared to $12.19 for the same period in 2011. Gross profit per crude oil throughput barrel was $20.80 in the fourth quarter of 2012, compared to $1.26 for the 2011 fourth quarter. Direct operating expenses, including major scheduled turnaround expenses, per barrel sold for the 2012 fourth quarter was $4.20, compared to $13.84 for the 2011 fourth quarter. Fourth quarter 2011 results for the Coffeyville refinery were negatively impacted by a major scheduled turnaround.

Wynnewood Refinery

CVR Energy acquired the Wynnewood refinery in December 2011. The 2012 fourth quarter represents the refinery’s fourth full quarter as a CVR Energy subsidiary. Fourth quarter 2012 results for the Wynnewood refinery were negatively impacted by a major scheduled turnaround.

The refinery had a fourth quarter 2012 gross loss of $97.9 million. Fourth quarter of 2012 crude oil throughput totaled 23,245 bpd. Refining margin adjusted for FIFO impact per crude oil throughput barrel for the fourth quarter of 2012 was $14.67. Direct operating expenses, including major scheduled turnaround expenses, per barrel sold for the fourth quarter was $49.90.

Distributions and Guidance

On Jan. 23, 2013, CVR Refining closed its initial public offering and sold an aggregate 27.6 million common units (including the underwriters’ subsequently exercised option to purchase additional common units), or 18.7 percent of the limited partnership interests, to the public at $25 per common unit. Distributions are expected to be made within 60 days after the end of each quarter beginning with the quarter ending March 31, 2013, to unitholders of record on the applicable record date. The first quarter distribution will be adjusted to exclude the period from Jan. 1, 2013 through Jan. 22, 2013.

In its prospectus dated Jan. 16, 2013, the company forecasted that the first quarter distribution would be $1.21 per common unit on a full quarter basis. Based on higher crack spreads than forecast in the prospectus, CVR Refining is expanding full quarter guidance to $1.30 to $1.55 per common unit.  Adjusted for the period of Jan. 23 through the end of the quarter, the updated guidance for distributions to unitholders is $1.10 to $1.35 per common unit.

The company is also raising its previous distribution guidance for the 2013 full year of $4.72 per common unit, as reported in its prospectus, to $5.50 to $6.50 per common unit.  An adjustment will be made to exclude the period of Jan. 1, 2013, through Jan. 22, 2013, as noted above.

“The increase in our guidance for the first quarter and 2013 full year is driven by continuing strong crack spreads and continued strength in crude differentials,” Lipinski said. “We expect 2013 to be a rewarding year for the company and its unitholders.”

CVR Refining Fourth Quarter and Full Year 2012 Earnings Conference Call Information

CVR Refining previously announced that it will host its fourth quarter and full year 2012 Earnings Conference Call for analysts and investors on Tuesday, March 12, at 11 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=92038. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8289.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp? id=92038. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 408308.

###

Forward Looking Statements

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements (including statements about future distributions and potential future distributable cash flow) are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Prospectus dated January 16, 2013, and filed with the SEC on January 18, 2013 and any other filings with the SEC.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included in this press release are made only as of the date hereof.  CVR Refining disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Refining, LP

Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a 115,000 barrel per day complex full coking medium-sour crude oil refinery in Coffeyville, Kan., and a 70,000 bpd medium complexity crude oil refinery in Wynnewood, Okla. CVR Refining’s subsidiaries also operate supporting logistics assets including approximately 350 miles of pipelines, more than 125 crude oil transports, a network of strategically located crude oil gathering tank farms, and more than six million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Relations:
Jay Finks
CVR Refining, LP
281-207-3588
IR@CVRRefining.com

Media Relations:
Angie Dasbach
CVR Refining, LP
913-982-0482
MediaRelations@CVRRefining.com

CVR Refining, LP

Financial and Operational Data (all information in this release is unaudited other than the Statement of Operations and cash flow data for the year ended December 31, 2011 and balance sheet data as of December 31, 2011).

	Three Months Ended December 31,		Change from 2011
	2012	2011	Change	Percent
	(in millions)
Statement of Operations Data:
Net sales	$1,816.2	$979.5	$836.7	85.4%
Cost of product sold	1,476.5	849.1	627.4	73.9
Direct operating expenses	173.4	103.7	69.7	67.2
Selling, general and administrative expenses	18.6	19.5	(0.9)	(4.6)
Depreciation and amortization	27.3	19.0	8.3	43.7
Operating income	120.4	(11.8)	132.2	1,120.3
Interest expense and other financing costs	(20.2)	(13.8)	(6.4)	46.4
Gain (loss) on derivatives, net
Realized	(57.1)	11.1	(68.2)	(614.4)
Unrealized	48.9	92.1	(43.2)	(46.9)
Loss on extinguishment of debt	(37.5)	—	(37.5)	—
Other income, net	0.1	(0.1)	0.2	(200.0)
Net income	$54.6	$77.5	$(22.9)	(29.5)%

Adjusted EBITDA*	$196.2	$44.3	$151.9	342.9%

	Year Ended December 31,		Change from 2011
	2012	2011	Change	Percent
	(in millions)
Statement of Operations Data:
Net sales	$8,281.7	$4,752.8	$3,528.9	74.2%
Cost of product sold	6,667.5	3,927.6	2,739.9	69.8
Direct operating expenses	426.5	247.7	178.8	72.2
Selling, general and administrative expenses	86.2	51.0	35.2	69.0
Depreciation and amortization	107.6	69.8	37.8	54.2
Operating income	993.9	456.7	537.2	117.6
Interest expense and other financing costs	(76.2)	(53.0)	(23.2)	43.8
Gain (loss) on derivatives, net
Realized	(137.6)	(7.2)	(130.4)	1,811.1
Unrealized	(148.0)	85.3	(233.3)	(273.5)
Loss on extinguishment of debt	(37.5)	(2.1)	(35.4)	1,685.7
Other income, net	0.7	0.6	0.1	16.7
Net income	$595.3	$480.3	$115.0	23.9%

Adjusted EBITDA*	$1,176.2	$577.3	$598.9	103.7%

	December 31, 2012	December 31, 2011
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$153.1	$2.7
Working capital	382.6	384.7
Total assets	2,258.5	2,262.4
Total debt, including current portion	773.2	729.9
Total partners’ capital/divisional equity	980.8	1,018.6

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$118.1	$(72.2)	$917.3	$352.7
Investing activities	(37.4)	(622.4)	(119.8)	(655.9)
Financing activities	(7.1)	697.3	(647.1)	303.6
Net cash flow	$73.6	$2.7	$150.4	$0.4
Other Financial Data:
Capital expenditures for property, plant and equipment	37.4	35.2	120.2	68.8

Operating Data

The following tables set forth information about our consolidated operations and our Coffeyville and Wynnewood refineries. Reconciliations of certain non-GAAP financial measures are provided under “Use of Non-GAAP Financial Measures” below.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$24.98	$15.13	$26.04	$21.80
FIFO impact (favorable) unfavorable	0.95	(4.08)	0.94	(0.68)
Refining margin adjusted for FIFO impact*	25.93	11.05	26.98	21.12
Gross profit	10.23	0.90	17.42	13.41
Direct operating expenses and major scheduled turnaround expenses	12.75	12.03	6.88	6.54
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$11.29	$12.53	$6.26	$6.38
Barrels sold (barrels per day)	166,842	89,953	186,035	106,397

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
Refining Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	112,113	68.9%	78,006	79.9%	130,414	72.4%	83,538	76.7%
Light/medium sour	20,508	12.6%	4,986	5.1%	21,334	11.8%	1,704	1.6%
Heavy sour	15,194	9.3%	10,713	11.0%	17,608	9.8%	18,460	16.9%
Total crude oil throughput	147,815	90.8%	93,705	96.0%	169,356	94.0%	103,702	95.2%
All other feedstocks and blendstocks	14,788	9.2%	3,925	4.0%	10,791	6.0%	5,231	4.8%
Total throughput	162,603	100.0%	97,630	100.0%	180,147	100.0%	108,933	100.0%

Production:
Gasoline	82,855	50.6%	41,032	42.1%	89,787	49.9%	48,486	44.3%
Distillate	64,577	39.5%	40,095	41.1%	72,804	40.6%	45,535	41.6%
Other (excluding internally produced fuel)	16,284	9.9%	16,410	16.8%	17,262	9.5%	15,385	14.1%
Total refining production (excluding internally produced fuel)	163,716	100.0%	97,537	100.0%	179,853	100.0%	109,406	100.0%

Product price (dollars per gallon):
Gasoline	$2.62		$2.56		$2.86		$2.82
Distillate	3.13		2.98		3.08		3.03

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$88.23	$94.06	$94.15	$95.11
Crude Oil Differentials:
WTI less WTS (light/medium sour)	9.29	0.84	5.40	2.06
WTI less WCS (heavy sour)	27.07	12.38	22.53	16.54
NYMEX Crack Spreads:
Gasoline	26.63	16.03	28.55	23.54
Heating Oil	40.00	30.96	32.94	29.12
NYMEX 2-1-1 Crack Spread	33.32	23.49	30.75	26.33
PADD II Group 3 Basis:
Gasoline	(4.82)	(0.87)	(3.11)	(1.09)
Ultra Low Sulfur Diesel	2.57	0.95	2.17	1.98
PADD II Group 3 Product Crack:
Gasoline	21.82	15.16	25.45	22.44
Ultra Low Sulfur Diesel	42.57	31.91	35.11	31.10
PADD II Group 3 2-1-1	32.19	23.54	30.28	26.77

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in millions, except operating statistics)
Coffeyville Refinery Financial Results:
Net sales	$1,548.6	$871.8	$5,632.9	$4,643.9
Cost of product sold	1,238.3	745.8	4,506.5	3,823.5
Refining margin*	310.3	126.0	1,126.4	820.4
Direct operating expenses	54.4	45.5	189.1	177.1
Major scheduled turnaround expense	—	54.1	21.2	66.4
Depreciation and amortization	17.5	17.0	69.6	66.0
Gross profit	$238.4	$9.4	$846.5	$510.9

Refining margin adjusted for FIFO impact*	$321.9	$91.5	$1,164.5	$795.4

Coffeyville Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$27.07	$16.80	$26.81	$22.34
FIFO impact (favorable) unfavorable	1.01	(4.61)	0.91	(0.68)
Refining margin adjusted for FIFO impact*	28.08	12.19	27.72	21.66
Gross profit	20.80	1.26	20.15	13.91
Direct operating expenses and major scheduled turnaround expense	4.75	13.28	5.01	6.63
Direct operating expenses and major scheduled turnaround expense per barrel sold	$4.20	$13.84	$4.52	$6.45
Barrels sold (barrels per day)	140,943	78,180	127,122	103,430

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
Coffeyville Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	93,692	67.5%	67,286	80.0%	91,580	74.3%	80,835	76.5%
Light/medium sour	15,684	11.3%	3,475	4.1%	5,601	4.6%	1,323	1.3%
Heavy sour	15,194	10.9%	10,713	12.7%	17,608	14.3%	18,460	17.5%
Total crude oil throughput	124,570	89.7%	81,474	96.8%	114,789	93.2%	100,618	95.3%
All other feedstocks and blendstocks	14,259	10.3%	2,694	3.2%	8,412	6.8%	4,921	4.7%
Total throughput	138,829	100.0%	84,168	100.0%	123,201	100.0%	105,539	100.0%

Production:
Gasoline	71,259	50.5%	33,975	40.2%	61,998	49.6%	46,707	44.0%
Distillate	57,382	40.7%	35,646	42.2%	52,429	41.9%	44,414	41.9%
Other (excluding internally produced fuel)	12,457	8.8%	14,885	17.6%	10,629	8.5%	15,000	14.1%
Total refining production (excluding internally produced fuel)	141,098	100.0%	84,506	100.0%	125,056	100.0%	106,121	100.0%

	Three Months Ended December 31, 2012	Year Ended December 31, 2012
	(in millions, except operating statistics)
Wynnewood Refinery Financial Results:
Net sales	$266.5	$2,647.1
Cost of product sold	236.4	2,160.9
Refining margin**	30.1	486.2
Direct operating expenses	30.1	113.7
Major scheduled turnaround expense	89.1	102.5
Depreciation and amortization	8.8	34.5
Gross profit (loss)	$(97.9)	$235.5

Refining margin adjusted for FIFO impact*	$31.5	$506.5

Wynnewood Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$14.04	$24.34
FIFO impact (favorable) unfavorable	0.63	1.01
Refining margin adjusted for FIFO impact*	14.67	25.35
Gross profit	(45.81)	11.79
Direct operating expenses and major scheduled turnaround expense	55.76	10.83
Direct operating expenses and major scheduled turnaround expense per barrel sold	$49.90	$9.76
Barrels sold (barrels per day)	25,974	60,496

	Three Months Ended December 31, 2012		Year Ended December 31, 2012
Wynnewood Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	18,421	77.5%	38,834	68.2%
Light/medium sour	4,824	20.3%	15,733	27.6%
Heavy sour	—	—%	—	—%
Total crude oil throughput	23,245	97.8%	54,567	95.8%
All other feedstocks and blendstocks	529	2.2%	2,379	4.2%
Total throughput	23,774	100.0%	56,946	100.0%

Production:
Gasoline	11,596	51.3%	27,789	50.6%
Distillate	7,195	31.8%	20,375	37.2%
Other (excluding internally produced fuel)	3,827	16.9%	6,633	12.2%
Total refining production (excluding internally produced fuel)	22,618	100.0%	54,797	100.0%

Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

* See Use of Non-GAAP Financial Measures below.

Use of Non-GAAP Financial Measures

To supplement the actual results in accordance with GAAP for the applicable periods, the Company also uses non-GAAP measures as discussed below, which are reconciled to GAAP-based results. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of the Company’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

Refining margin per crude oil throughput barrel is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statement of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

Refining margin per crude oil throughput barrel adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impacts. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold (taking into account the impact of our utilization of FIFO) that we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease.

EBITDA and Adjusted EBITDA. EBITDA represents net income before income tax expense, interest expense and other financing costs and depreciation and amortization.  Management believes that EBITDA provides relevant and useful information that enables investors to better understand and evaluate our ongoing operating results and allows for greater transparency in review of our overall financial, operational and economic performance.  Adjusted EBITDA represents EBITDA adjusted for FIFO impacts (favorable) unfavorable, share-based compensation, major scheduled turnaround expenses, loss on disposition of fixed assets, unrealized (gain) loss on derivatives, net, loss on extinguishment of debt and expenses associated with the Gary-Williams acquisition.  Management believes that adjusted EBITDA provides relevant and useful information that enables investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the reviewing of our overall financial, operational and economic performance. Below is a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months and year ended December 31, 2012 and 2011:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in millions)
Net income	$54.6	$77.5	$595.3	$480.3
Add:
Interest expense and other financing costs	20.2	13.8	76.2	53.0
Depreciation and amortization	27.3	19.0	107.6	69.8
EBITDA	102.1	110.3	779.1	603.1
Add:
FIFO impacts (favorable) unfavorable	12.9	(35.1)	58.4	(25.6)
Share-based compensation	2.8	0.9	18.5	8.9
Major scheduled turnaround expense	89.1	54.1	123.7	66.4
Loss on disposition of fixed assets	—	1.0	—	2.5
Unrealized (gain) loss on derivatives, net	(48.9)	(92.1)	148.0	(85.3)
Loss on extinguishment of debt	37.5	—	37.5	2.1
Expenses associated with Gary-Williams acquisition	0.7	5.2	11.0	5.2
Adjusted EBITDA	$196.2	$44.3	$1,176.2	$577.3

Derivatives Summary. To reduce the basis risk between the price of products for Group 3 and that of the NYMEX associated with selling forward derivative contracts for NYMEX crack spreads, we may enter into basis swap positions to lock the price difference. If the difference between the price of products on the NYMEX and Group 3 (or some other price benchmark as we may deem appropriate) is different than the value contracted in the swap, then we will receive from or owe to the counterparty the difference on each unit of product contracted in the swap, thereby completing the locking of our margin. From time to time our petroleum segment holds various NYMEX positions through a third-party clearing house. In addition, the Company enters into commodity swap contracts. The physical volumes are not exchanged and these contracts are net settled with cash.

The table below summarizes our open commodity derivatives positions as of December 31, 2012.  The positions are primarily in the form of ‘crack spread’ swap agreements with financial counterparties, wherein the Company will receive the fixed prices noted below.

Commodity Swaps	Barrels	Fixed Price(1)
First Quarter 2013	6,600,000	$25.02
Second Quarter 2013	5,850,000	27.25
Third Quarter 2013	5,625,000	25.89
Fourth Quarter 2013	4,875,000	26.98

First Quarter 2014	150,000	32.95
Second Quarter 2014	75,000	32.00
Third Quarter 2014	75,000	32.00
Fourth Quarter 2014	75,000	32.00

Total	23,325,000	$26.32

(1)         Weighted-average price of all positions for period indicated.